Exhibit 99.1

News Release
Global Headquarters: 200 Innovation Way, Akron, Ohio 44316-0001	Media Website: www.GoodyearNewsRoom.com

MEDIA CONTACT:	Keith Price
330-796-1863
ANALYST CONTACT:	Christina Zamarro
330-796-1042
FOR IMMEDIATE RELEASE

Goodyear Reports Third Quarter, First Nine Months 2017 Results

•	Net Sales of $3.9 billion for third quarter, $11.3 billion for first nine months

•	Global revenue per tire up 5% for third quarter, 4% for first nine months

•	Goodyear net income of $129 million for third quarter, $442 million for first nine months

•	Segment operating income of $357 million for third quarter, $1.1 billion for first nine months

•	Completed $175 million in share repurchases in quarter, $205 million in first nine months

•	Common stock dividend increased by 40 percent per share

•	Company updates 2017 segment operating income guidance

AKRON, Ohio, October 27, 2017 – The Goodyear Tire & Rubber Company today reported results for the third quarter and first nine months of 2017.

“During the third quarter, we saw a continuation of the challenging industry conditions we experienced in the second quarter including lower consumer replacement volumes, production cuts by automakers and an increase of more than 30 percent in our raw material input costs,” said Richard J. Kramer, chairman, chief executive officer and president.

“Despite these headwinds, which we expect to moderate over the coming quarters, we continue to execute against our long-term strategy. We remain focused on the opportunities for driving profitable growth including our connected business model, which aligns all of our assets from our manufacturing plants to consumers who choose Goodyear online and at retail.”

Goodyear’s third quarter 2017 sales were $3.9 billion, up from $3.8 billion a year ago, with the increase largely attributable to improved price/mix, which drove revenue per tire up 5 percent over the 2016 quarter, excluding the impact of foreign currency translation.

Tire unit volumes totaled 39.8 million, down 5 percent from 2016. Replacement tire shipments were down 4 percent. Original equipment unit volume was down 9 percent.

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Goodyear’s third quarter 2017 net income was $129 million (50 cents per share), down from $317 million ($1.19 per share) in the year-ago quarter. Third quarter 2017 adjusted net income was $177 million (70 cents per share), down from $310 million ($1.17 per share) in 2016. Per share amounts are diluted.

The company reported third quarter segment operating income of $357 million in 2017, down from $556 million a year ago. The decrease reflects higher raw material costs and the impact of lower volume, which were partially offset by improved price/mix and net cost savings.

Year-to-Date Results

Goodyear’s sales for the first nine months of 2017 were $11.3 billion, down 1 percent from the 2016 period, reflecting lower tire unit volume, partially offset by improved price/mix, which drove revenue per tire up 4 percent over the 2016 period, excluding the impact of foreign currency translation.

Tire unit volumes totaled 117.2 million, down 6 percent from 2016. Replacement tire shipments were down 5 percent due to increased competition. Original equipment unit volume was down 8 percent, driven by reduced auto production.

Goodyear’s year-to-date net income of $442 million ($1.73 per share) is down from $703 million ($2.62 per share) in 2016’s first nine months. Year-to-date adjusted net income was $543 million ($2.13 per share), down from $818 million ($3.05 per share) in 2016. Per share amounts are diluted.

The company reported first nine months segment operating income of $1.1 billion in 2017, down from $1.5 billion a year ago. The decrease was driven by higher raw material costs and the impact of lower volume, partially offset by improved price/mix and net cost savings.

Reconciliation of Non-GAAP Financial Measures

See the note at the end of this release for further explanation and reconciliation tables for Segment Operating Income and Margin; Adjusted Net Income; and Adjusted Diluted Earnings per Share, reflecting the impact of certain significant items on the 2017 and 2016 periods.

Business Segment Results

Americas

	Third Quarter		Nine Months
(in millions)	2017	2016	2017	2016
Tire Units	17.1	18.6	51.4	55.4
Sales	$2,041	$2,070	$6,028	$6,111
Segment Operating Income	189	305	616	856
Segment Operating Margin	9.3%	14.7%	10.2%	14.0%

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Americas’ third quarter 2017 sales decreased 1 percent from last year to $2.0 billion. Sales reflect an 8 percent decrease in tire unit volume, primarily in the consumer tire business. Replacement tire shipments were down 6 percent, due to increased competition and weak industry demand. Original equipment unit volume was down 11 percent, driven by reduced auto production in the United States. Third quarter revenue per tire increased 4 percent in 2017 compared to 2016, excluding the impact of foreign currency translation.

Third quarter 2017 segment operating income of $189 million was down from $305 million in the prior year. The decrease was driven by higher raw material costs and the impact of lower volume, partially offset by improved price/mix.

During the third quarter, several company-owned locations were directly impacted by hurricanes, which negatively impacted segment operating income by about $5 million.

Europe, Middle East and Africa

	Third Quarter		Nine Months
(in millions)	2017	2016	2017	2016
Tire Units	14.9	15.4	43.4	47.0
Sales	$1,311	$1,236	$3,664	$3,748
Segment Operating Income	87	152	262	380
Segment Operating Margin	6.6%	12.3%	7.2%	10.1%

Europe, Middle East and Africa’s third quarter sales increased 6 percent from last year to $1.3 billion. Sales reflect improved price/mix and favorable foreign currency translation, partially offset by a 4 percent decrease in tire unit volume, primarily in the consumer OE tire business. Replacement tire shipments were down 1 percent. Original equipment unit volume was down 12 percent. Third quarter revenue per tire increased 5 percent in 2017 compared to 2016, excluding the impact of foreign currency translation.

Third quarter 2017 segment operating income of $87 million was down from $152 million in the prior year, driven by higher raw material costs and the impact of lower volume, partially offset by improved price/mix and net cost savings.

Asia Pacific

	Third Quarter		Nine Months
(in millions)	2017	2016	2017	2016
Tire Units	7.8	8.0	22.4	22.6
Sales	$569	$541	$1,614	$1,558
Segment Operating Income	81	99	225	270
Segment Operating Margin	14.2%	18.3%	13.9%	17.3%

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Asia Pacific’s third quarter 2017 sales increased 5 percent from last year to $569 million, reflecting improved price/mix. Tire unit volumes were down 2 percent. Replacement tire shipments were down 2 percent. Original equipment unit volume was down 1 percent. Third quarter revenue per tire increased 7 percent in 2017 compared to 2016, excluding the impact of foreign currency translation.

Third quarter 2017 segment operating income of $81 million was down from $99 million in the prior year, driven by higher raw material costs, partially offset by improved price/mix.

Hurricane Impact

The company’s Americas business was impacted by hurricanes during the third quarter. Goodyear operates three chemical plants in Texas and has tire distribution and retail operations in the affected areas that were damaged or experienced shutdowns.

Sales were negatively impacted during the quarter in company-owned locations by approximately $23 million, resulting in lost profits of about $5 million in segment operating income. In addition, approximately $12 million in hurricane-related costs were incurred during the quarter representing fixed costs during chemical plant shutdowns as well as incremental clean-up and repair expenses. These items have been excluded from operating earnings per share in the quarter.

The company estimates that the negative impact of the hurricanes on the United States consumer replacement industry overall was approximately one percent in the third quarter.

2017 Outlook

The company now expects its full-year 2017 segment operating income to be approximately $1.5 billion.

Shareholder Return Program

The company paid a quarterly dividend of 10 cents per share of common stock on September 1, 2017. The Board of Directors has declared a quarterly dividend of 14 cents per share payable December 1, 2017, to shareholders of record on November 1, 2017, which represents a 40 percent increase per share.

As a part of its previously announced $2.1 billion share repurchase program, the company repurchased 5.6 million shares of its common stock for $175 million during the third quarter. Since its inception, purchases under the program total 37.6 million shares for $1.1 billion.

Conference Call

Goodyear will hold an investor conference call at 9 a.m. today. Prior to the commencement of the call, the company will post the financial and other related information that will be presented on its investor relations website: http://investor.goodyear.com.

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Participating in the conference call will be Richard J. Kramer, chairman, chief executive officer and president; and Laura K. Thompson, executive vice president and chief financial officer.

Investors, members of the media and other interested persons can access the conference call on the website or via telephone by calling either (888) 632-3384 or (785) 424-1675 before 8:55 a.m. and providing the Conference ID “Goodyear.” A replay will be available by calling (800) 753-5207 or (402) 220-2156. The replay will also remain available on the website.

Goodyear is one of the world’s largest tire companies. It employs about 65,000 people and manufactures its products in 48 facilities in 22 countries around the world. Its two Innovation Centers in Akron, Ohio and Colmar-Berg, Luxembourg strive to develop state-of-the-art products and services that set the technology and performance standard for the industry. For more information about Goodyear and its products, go to www.goodyear.com/corporate. GT-FN

Certain information contained in this press release constitutes forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. There are a variety of factors, many of which are beyond our control, that affect our operations, performance, business strategy and results and could cause our actual results and experience to differ materially from the assumptions, expectations and objectives expressed in any forward-looking statements. These factors include, but are not limited to: our ability to implement successfully our strategic initiatives; actions and initiatives taken by both current and potential competitors; increases in the prices paid for raw materials and energy; a labor strike, work stoppage or other similar event; foreign currency translation and transaction risks; deteriorating economic conditions or an inability to access capital markets; work stoppages, financial difficulties or supply disruptions at our suppliers or customers; the adequacy of our capital expenditures; our failure to comply with a material covenant in our debt obligations; potential adverse consequences of litigation involving the company; as well as the effects of more general factors such as changes in general market, economic or political conditions or in legislation, regulation or public policy. Additional factors are discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

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The Goodyear Tire & Rubber Company and Subsidiaries

Consolidated Statements of Operations (unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions, except per share amounts)	2017	2016	2017	2016
NET SALES	$3,921	$3,847	$11,306	$11,417
Cost of Goods Sold	3,069	2,736	8,626	8,250
Selling, Administrative and General Expense	556	599	1,718	1,807
Rationalizations	46	135	102	194
Interest Expense	84	90	260	285
Other (Income) Expense	4	(23)	9	3

Income before Income Taxes	162	310	591	878
United States and Foreign Taxes	30	(10)	136	161

Net Income	132	320	455	717
Less: Minority Shareholders’ Net Income	3	3	13	14

Goodyear Net Income	$129	$317	$442	$703

Goodyear Net Income - Per Share of Common Stock
Basic	$0.52	$1.21	$1.76	$2.66

Weighted Average Shares Outstanding	250	262	251	264
Diluted	$0.50	$1.19	$1.73	$2.62

Weighted Average Shares Outstanding	254	266	255	268
Cash Dividends Declared Per Common Share	$0.10	$0.17	$0.30	$0.31

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The Goodyear Tire & Rubber Company and Subsidiaries

Consolidated Balance Sheets (unaudited)

(In millions, except share data)	September 30,	December 31,
	2017	2016
Assets:
Current Assets:
Cash and Cash Equivalents	$822	$1,132
Accounts Receivable, less Allowance - $119 ($101 in 2016)	2,672	1,769
Inventories:
Raw Materials	463	436
Work in Process	145	131
Finished Products	2,383	2,060

	2,991	2,627

Prepaid Expenses and Other Current Assets	242	190

Total Current Assets	6,727	5,718
Goodwill	587	535
Intangible Assets	137	136
Deferred Income Taxes	2,356	2,414
Other Assets	714	668
Property, Plant and Equipment less Accumulated Depreciation - $9,945 ($9,125 in 2016)	7,331	7,040

Total Assets	$17,852	$16,511

Liabilities:
Current Liabilities:
Accounts Payable-Trade	$2,624	$2,589
Compensation and Benefits	582	584
Other Current Liabilities	1,062	963
Notes Payable and Overdrafts	276	245
Long Term Debt and Capital Leases due Within One Year	378	436

Total Current Liabilities	4,922	4,817
Long Term Debt and Capital Leases	5,737	4,798
Compensation and Benefits	1,459	1,460
Deferred Income Taxes	91	85
Other Long Term Liabilities	522	626

Total Liabilities	12,731	11,786
Shareholders’ Equity:
Common Stock, no par value:
Authorized, 450 million shares, Outstanding shares – 246 million in 2017 and 252 in 2016 after deducting 32 million treasury shares in 2017 and 26 million in 2016	246	252
Capital Surplus	2,476	2,645
Retained Earnings	6,175	5,808
Accumulated Other Comprehensive Loss	(4,015)	(4,198)

Goodyear Shareholders’ Equity	4,882	4,507
Minority Shareholders’ Equity – Nonredeemable	239	218

Total Shareholders’ Equity	5,121	4,725

Total Liabilities and Shareholders’ Equity	$17,852	$16,511

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The Goodyear Tire & Rubber Company and Subsidiaries

Consolidated Statements of Cash Flows (unaudited)

(In millions)	Nine Months Ended
	September 30,
	2017	2016
Cash Flows from Operating Activities:
Net Income	$455	$717
Adjustments to Reconcile Net Income to Cash Flows from Operating Activities:
Depreciation and Amortization	586	536
Amortization and Write-Off of Debt Issuance Costs	17	24
Provision for Deferred Income Taxes	33	31
Net Pension Curtailments and Settlements	13	13
Net Rationalization Charges	102	194
Rationalization Payments	(96)	(68)
Net (Gains) Losses on Asset Sales	(14)	(28)
Pension Contributions and Direct Payments	(67)	(71)
Changes in Operating Assets and Liabilities, Net of Asset Acquisitions and Dispositions:
Accounts Receivable	(807)	(570)
Inventories	(254)	(236)
Accounts Payable - Trade	5	(144)
Compensation and Benefits	(27)	(68)
Other Current Liabilities	(51)	11
Other Assets and Liabilities	(49)	(51)

Total Cash Flows from Operating Activities	(154)	290
Cash Flows from Investing Activities:
Capital Expenditures	(683)	(711)
Asset Dispositions	9	13
Short Term Securities Acquired	(51)	(46)
Short Term Securities Redeemed	51	34
Other Transactions	(1)	2

Total Cash Flows from Investing Activities	(675)	(708)
Cash Flows from Financing Activities:
Short Term Debt and Overdrafts Incurred	544	219
Short Term Debt and Overdrafts Paid	(523)	(99)
Long Term Debt Incurred	4,972	4,129
Long Term Debt Paid	(4,193)	(4,025)
Common Stock Issued	12	9
Common Stock Repurchased	(205)	(200)
Common Stock Dividends Paid	(75)	(56)
Transactions with Minority Interests in Subsidiaries	(6)	(9)
Debt Related Costs and Other Transactions	(69)	(77)

Total Cash Flows from Financing Activities	457	(109)
Effect of Exchange Rate Changes on Cash, Cash Equivalents and Restricted Cash	51	25

Net Change in Cash, Cash Equivalents and Restricted Cash	(321)	(502)
Cash, Cash Equivalents and Restricted Cash at Beginning of the Period	1,189	1,502

Cash, Cash Equivalents and Restricted Cash at End of the Period	$868	$1,000

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Non-GAAP Financial Measures (unaudited)

This earnings release presents Total Segment Operating Income and Margin, Adjusted Net Income and Adjusted Diluted Earnings Per Share (EPS), which are important financial measures for the company but are not financial measures defined by U.S. GAAP, and should not be construed as alternatives to corresponding financial measures presented in accordance with U.S. GAAP.

Total Segment Operating Income is the sum of the individual strategic business units’ (SBUs’) Segment Operating Income as determined in accordance with U.S. GAAP. Total Segment Operating Margin is Total Segment Operating Income divided by Net Sales as determined in accordance with U.S. GAAP. Management believes that Total Segment Operating Income and Margin are useful because they represent the aggregate value of income created by the company’s SBUs and exclude items not directly related to the SBUs for performance evaluation purposes.

The most directly comparable U.S. GAAP financial measure to Total Segment Operating Income is Goodyear Net Income and to Total Segment Operating Margin is Goodyear Net Income as a percent of Sales (which is calculated by dividing Goodyear Net Income by Net Sales).

Adjusted Net Income is Goodyear Net Income as determined in accordance with U.S. GAAP adjusted for certain significant items. Adjusted Diluted EPS is the company’s Adjusted Net Income divided by Weighted Average Shares Outstanding-Diluted as determined in accordance with U.S. GAAP. Management believes that Adjusted Net Income and Adjusted Diluted EPS are useful because they represent how management reviews the operating results of the company excluding the impacts of rationalizations, asset write-offs, accelerated depreciation, asset sales and certain other significant items.

It should be noted that other companies may calculate similarly-titled non-GAAP financial measures differently and, as a result, the measures presented herein may not be comparable to such similarly-titled measures reported by other companies.

The company is unable to present a quantitative reconciliation of its forward-looking non-GAAP financial measure, Total Segment Operating Income, to the most directly comparable U.S. GAAP financial measure, Goodyear Net Income, because management cannot reliably predict all of the necessary components of Goodyear Net Income without unreasonable effort. Goodyear Net Income includes several significant items that are not included in Total Segment Operating Income, such as rationalization charges, other (income) expense, pension curtailments and settlements, and income taxes. The decisions and events that typically lead to the recognition of these and other similar non-GAAP adjustments, such as a decision to exit part of the company’s business, acquisitions and dispositions, foreign currency exchange gains and losses, financing fees, actions taken to manage the company’s pension liabilities, and the recording or release of tax valuation allowances, are inherently unpredictable as to if or when they may occur. The inability to provide a reconciliation is due to that unpredictability and the related difficulty in assessing the potential financial impact of the non-GAAP adjustments. For the same reasons, the company is unable to address the probable significance of the unavailable information, which could be material to the company’s future financial results.

See the tables below for reconciliations of historical Total Segment Operating Income and Margin, Adjusted Net Income and Adjusted Diluted EPS to the most directly comparable U.S. GAAP financial measures.

Segment Operating Income and Margin Reconciliation Table

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions)	2017	2016	2017	2016
Total Segment Operating Income	$357	$556	$1,103	$1,506
Rationalizations	46	135	102	194
Interest Expense	84	90	260	285
Other (Income) Expense	4	(23)	9	3
Asset Write-offs and Accelerated Depreciation	10	3	39	10
Corporate Incentive Compensation Plans	—	20	27	60
Pension Curtailments/Settlements	13	—	13	14
Intercompany Profit Elimination	21	2	16	7
Retained Expenses of Divested Operations	3	2	9	12
Other	14	17	37	43

Income before Income Taxes	$162	$310	$591	$878
United States and Foreign Taxes	30	(10)	136	161
Less: Minority Shareholders Net Income	3	3	13	14

Goodyear Net Income	$129	$317	$442	$703

Sales	$3,921	$3,847	$11,306	$11,417
Return on Sales	3.3%	8.2%	3.9%	6.2%
Total Segment Operating Margin	9.1%	14.5%	9.8%	13.2%

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Adjusted Net Income and Adjusted Diluted Earnings per Share Reconciliation Table

Third Quarter 2017	Income Before Income Taxes	Taxes	Minority Interest	Goodyear Net Income	Weighted Average Shares Outstanding- Diluted	Diluted EPS
(In millions, except EPS)
As Reported	$162	$30	$3	$129	254	$0.50
Significant Items:
Rationalizations, Asset Write-offs, and Accelerated Depreciation Charges	56	18		38		0.15
Hurricane Impact	17	2		15		0.06
Pension Settlement	13	5		8		0.03
Discrete Tax Items	2	12		(10)		(0.03)
Insurance Recovery	(5)	(2)		(3)		(0.01)

	83	35		48		$0.20

As Adjusted	$245	$65	$3	$177	254	$0.70

Third Quarter 2016	Income Before Income Taxes	Taxes	Minority Interest	Goodyear Net Income	Weighted Average Shares Outstanding- Diluted	Diluted EPS
(In millions, except EPS)
As Reported	$310	$(10)	$3	$317	266	$1.19
Significant Items:
Rationalizations, Asset Write-offs, and Accelerated Depreciation Charges	138	3		135		0.51
Transaction Costs and Net Gains on Asset Sales	(27)	(3)		(24)		(0.09)
Discrete Tax Items	2	118	2	(118)		(0.44)

	113	118	2	(7)		$(0.02)

As Adjusted	$423	$108	$5	$310	266	$1.17

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First Nine Months 2017	Income Before Income Taxes	Taxes	Minority Interest	Goodyear Net Income	Weighted Average Shares Outstanding- Diluted	Diluted EPS
(In millions, except EPS)
As Reported	$591	$136	$13	$442	255	$1.73
Significant Items:
Rationalizations, Asset Write-offs, and Accelerated Depreciation Charges	141	42	1	98		$0.39
Debt Redemption Charges	31	12		19		$0.07
Hurricane Impact	17	2		15		$0.06
Pension Settlement	13	5		8		$0.03
Discrete Tax Items	(2)	22		(24)		$(0.09)
Net Gains on Asset Sales	(14)	(2)		(12)		$(0.05)
Insurance Recovery	(5)	(2)		(3)		$(0.01)

	181	79	1	101		$0.40

As Adjusted	$772	$215	$14	$543	255	$2.13

First Nine Months 2016	Income Before Income Taxes	Taxes	Minority Interest	Goodyear Net Income	Weighted Average Shares Outstanding- Diluted	Diluted EPS
(In millions, except EPS)
As Reported	$878	$161	$14	$703	268	$2.62
Significant Items:
Rationalizations, Asset Write-offs, and Accelerated Depreciation Charges	204	9		195		$0.73
Debt Repayments	65	19		46		$0.17
Americas Intracompany Profit Elimination Adjustment	24	9		15		$0.06
Pension Settlement	14			14		$0.05
Insurance Recovery – Discontinued Products	(7)	(2)		(5)		$(0.02)
Transaction Costs and Net Gains on Asset Sales	(28)	(4)		(24)		$(0.09)
Discrete Tax Items	2	127	1	(126)		$(0.47)

	274	158	1	115		$0.43

As Adjusted	$1,152	$319	$15	$818	268	$3.05

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